Exhibit E

Execution Version

CONSORTIUM AGREEMENT

This CONSORTIUM AGREEMENT (this “Agreement”) is made as of September 18, 2015 among TCH Sapphire Limited, a British Virgin Islands company (“TCH”), C-Travel International Limited, a Cayman Islands company (“C-Travel”) and Ocean Imagination L.P., an exempted limited partnership registered under the laws of the Cayman Islands (“Ocean Imagination” and, together with TCH and C-Travel, the “Principal Investors” and individually, a “Principal Investor”).  Each of the Principal Investors and Sponsors (as defined below), if any, is referred to herein as a “Party,” and collectively, the “Parties.”  Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in Section 10.1 hereof.

WHEREAS, the Parties propose to form a consortium (the “Consortium”) to undertake an acquisition transaction (the “Transaction”) to acquire eLong, Inc. (the “Target”), an exempted company incorporated with limited liability under the laws of the Cayman Islands and listed on the Nasdaq Stock Market (“NASDAQ”), pursuant to which the Target would be delisted from NASDAQ and deregistered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, on August 3, 2015, Tencent Holdings Limited, on behalf of its wholly owned subsidiary TCH, submitted a non-binding proposal to the board of directors of the Target in connection with the Transaction;

WHEREAS, (a) in connection with the Transaction, the Parties propose to form a new exempted company with limited liability (“Parent”) under the laws of the Cayman Islands, and to cause Parent to form a direct, wholly-owned subsidiary (“Merger Sub”) under the laws of the Cayman Islands, and (b) at the closing of the Transaction (the “Closing”), the Parties intend that Merger Sub will be merged with and into Target, with the Target being the surviving company and becoming a direct, wholly-owned subsidiary of Parent (the “Surviving Company”); and

WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and participate in the (a) evaluation of the Target, including conducting due diligence of the Target and its business, (b) discussions regarding the Transaction with the Target, and (c) negotiations of the terms of definitive documentation in connection with the Transaction, including an agreement and plan of merger among Parent, Merger Sub and the Target (the “Merger Agreement”), which shall be subject to the approval of the shareholders of the Target.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
Acquisition Vehicle; Admission of Sponsors

Section 1.1            Prior to the execution of the Merger Agreement, the Principal Investors shall incorporate Parent and cause Parent to incorporate Merger Sub.  The Principal Investors shall be the initial shareholders of Parent.  The Principal Investors shall negotiate in good faith to agree upon the terms of the memorandum and articles of association of each of Parent and Merger Sub.  The Parties agree that the memorandum and articles of association of Merger Sub shall become the memorandum and articles of association of the Surviving Company at the Closing.

Section 1.2            The Principal Investors may jointly admit one or more additional parties to this Agreement to provide additional equity capital for the consummation of the Transaction.  Any party admitted to this Agreement pursuant to this Section 1.1 shall execute an adherence agreement to this Agreement substantially in the form attached hereto as Exhibit A (the “Adherence Agreement”) and upon its execution of the Adherence Agreement, such party shall become a “Sponsor” for purposes of this Agreement.

ARTICLE II
Transaction Process

Section 2.1            Negotiation with Target.  The Parties shall cooperate and proceed in good faith to negotiate and consummate the Transaction (including the terms and conditions of the definitive documentation in respect of the Transaction) with a special committee of the board of directors of the Target (the “Target Board”) comprised of independent directors of the Target (the “Special Committee”).  In order to facilitate the foregoing, the Parties agree that TCH shall be the lead negotiator with the Special Committee with respect to the Transaction and, subject to the following sentence, shall cause Parent to enter into the Merger Agreement in a form reasonably satisfactory to each of the Principal Investors.  TCH shall keep each of the other Parties updated on the progress of the negotiation with the Special Committee and shall obtain the consent from each of the other Principal Investors on any change to the material terms of the Transaction, including but not limited to per share purchase price to be set forth in the Merger Agreement.

Section 2.2            Negotiation of Sponsor Agreements.  During the term of this Agreement, each Party shall negotiate in good faith customary definitive documentation in connection with the Transaction, including, without limitation, (i) a customary support agreement, pursuant to which each Party will agree, among other things, to vote such Party’s Target Shares in support of the transaction, (ii) documentation providing for each Party’s cash and/or rollover equity investment in Parent, (iii) documentation governing the actions of the Parties in connection with the Transaction following the execution of the Merger Agreement and prior to the Closing and (iv) documentation governing the economic and governing terms of each Party’s investment in Parent to take effect immediately following the Closing, which, in each case, shall include customary terms for transactions of a similar nature.

Section 2.3            Appointment of Advisors.

(a)           TCH shall have the sole discretion to engage, terminate or change legal, financial or other Advisors on behalf of Parent.  Without limiting the foregoing, the Parties agree that Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) shall act as international counsel to Parent.

(b)           Except as otherwise provided in Section 2.3(a), if a Party requires separate representation in connection with specific issues arising out of the Transaction, such Party may retain other Advisors to advise it; provided that such Party shall (i) provide prior notice to the other Parties of such retention and (ii) subject to Section 3.1 below, be solely responsible for the fees and expenses of such separate Advisors.

Section 2.4            Exchange Act Reporting.  During the term of this Agreement, each Party shall coordinate with respect to acquisitions or dispositions of beneficial ownership of securities in the Target in order to facilitate each Party’s compliance with Schedule 13D under the Exchange Act.

ARTICLE III
Transaction Costs

Section 3.1            Expenses and Fee Sharing.

(a)           Upon consummation of the Transaction, Parent shall or shall cause the Surviving Company to reimburse the Parties for, or pay on behalf of the Parties, as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Transaction (“Consortium Transaction Expenses”), including the reasonable fees, expenses and disbursements of Advisors retained by the Parties and reasonable fees, expenses and disbursements payable to any separate Advisors retained by a Principal Investor pursuant to Section 2.3(b).

(b)           If (i) Parent has not entered into the Merger Agreement prior to the termination of this Agreement or (ii) the Merger Agreement is terminated prior to the Closing (and Section 3.1(c) below does not apply), the Parties agree to share (allocated among the Parties in proportion to the number of Parent shares each would hold if the Closing had occurred) the Consortium Transaction Expenses incurred in connection with the Transaction.

(c)           If the failure to enter into the Merger Agreement as described in Section 3.1(b), or the failure of the Transaction to be consummated prior to termination of the Merger Agreement, results primarily from the unilateral breach of this Agreement by one or more Parties, then the breaching Party or Parties shall be responsible to pay the full amount of the Consortium Transaction Expenses and reimburse any non-breaching Party for all of its out-of-pocket costs and expenses incurred in connection with this Transaction, including the reasonable fees, expenses and disbursements of Advisors retained by the Parties pursuant to Section 2.3(b), without prejudice to any claims, rights and remedies otherwise available to such non-breaching Party.

(d)           The Parties shall be entitled to receive any termination, break-up or other fees or amounts payable to Parent by the Target pursuant to the Merger Agreement, to be allocated pro rata among the Parties in proportion to the number of Parent Shares each would hold if the Closing had occurred, net of all costs and expenses incurred in connection with the Transaction, including, without limitation, the Consortium Transaction Expenses.

Section 3.2            Limitation of Liability.  The obligations of each Party under this Agreement are several (and not joint or joint and several).  For the avoidance of doubt, without limiting Section 3.1(c), no Party shall be responsible for the fraud, willful misconduct or breach of the Agreement by any other Party.

ARTICLE IV
Exclusivity and Voting

Section 4.1            Exclusivity Period.  During the period beginning on the date hereof and ending on the earlier of (i) twelve (12) months following the termination of this Agreement pursuant to Section 5.1 or (ii) termination of this Agreement pursuant to Section 5.2 (only for the Party with respect to which this Agreement terminates pursuant to Section 5.2) or Section 5.3 (the “Exclusivity Period”), each Party shall:

(a)           work exclusively with the other Parties to implement the Transaction, including to (i) evaluate the Target and its business, (ii) prepare, negotiate and finalize the definitive documentation in connection with the Transaction, and (iii) vote, or cause to be voted, at every shareholder meeting (whether by written consent or otherwise) all Securities against any Competing Proposal or matter that would facilitate a Competing Proposal and in favor of the Transaction;

(b)           not, directly or indirectly, either alone or with or through any Affiliate or Representative authorized to act on such Party’s behalf, (i) make a Competing Proposal, or seek, initiate, solicit, knowingly encourage, induce, knowingly facilitate or join with any other person in the making of, any Competing Proposal, (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Proposal, (iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt finance, or contribution of Securities or provision of a voting agreement, in support of any Competing Proposal, (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding any Competing Proposal, (v) acquire any Securities or enter into any agreement, arrangement or understanding to acquire any Securities except that any Affiliate of TCH and C-Travel may continue to acquire Target Shares through exercise of options (if any), (vi) dispose of any Securities, including (A) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Securities (“Transfer”) or permit the Transfer by any of its Affiliates of an interest in any Securities, in each case, except as expressly contemplated under this Agreement and the definitive documentation for the Transaction, (B) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Securities, or any right, title or interest thereto or therein, or (C) deposit any Securities into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Securities or (vii) take any action that would reasonably be expected to have the effect of preventing, disabling or delaying such Party from performing its obligations under this Agreement, or (viii) seek, initiate, solicit, knowingly encourage, induce or knowingly facilitate any offer, inquiry or proposal from, or enter into any negotiation, discussion, agreement or understanding (whether or not in writing and whether or not legally binding) with, any other person for the purpose of effecting any action prohibited by  Section 4.1(b)(i) through Section 4.1(b)(vii);

(c)           immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications with all persons conducted heretofore with respect to a Competing Proposal; and

(d)           promptly notify the other Parties if it or, to its knowledge, any of its Affiliates or Representatives receives any approach or communication with respect to any Competing Proposal, including in such notice the identity of the other persons involved and the nature and content of the approach or communication, and provide the other Parties with copies of any written communication.

Notwithstanding the foregoing, the provisions of this Section 4.1 shall not restrict (i) the transfer or disposal of any interest in a Party or any assignment pursuant thereto, provided the details of such transactions have been described by such Party to the other Parties in writing prior to the date of this Agreement without breach of any confidentiality obligations of such Party, (ii) disclosure to the potential funding sources or investors of a Party that have been identified by such Party to the other Parties in writing prior to the date of this Agreement, or (iii) the activities of any officer or employee of any Party who is a director of Target acting in such capacity or the exercise of any such individual of such person’s fiduciary duties to Target.  In no event shall this paragraph be used as a means to circumvent the exclusivity provisions under this Section 4.1.

For the avoidance of doubt, the Exclusivity Period shall not be deemed terminated if any Party terminates its participation in this Agreement pursuant to Section 5.1 or Section 5.2 and the terminating Party shall not otherwise enter into any acquisition arrangements with respect to the Target during the Exclusivity Period other than in compliance with this Article IV.

ARTICLE V
Termination

Section 5.1            Failure to Agree to the Transaction.  If the Principal Investors, after good faith endeavors to pursue the Transaction in compliance with the other sections of this Agreement, are unable to agree prior to March 18, 2016, either (a) among themselves, upon the material terms of the Transaction or (b) with the Special Committee on the material terms of the Transaction which the Special Committee agrees to recommend to the public shareholders of the Target, then (i) any Party may cease its participation in the Transaction upon prior written notice to the other Parties; and (ii) this Agreement shall terminate with respect to such withdrawing Party thereafter, following which the provisions of Section 5.4 will apply.

Section 5.2            Other Termination Events.  This Agreement shall terminate with respect to one or more Parties upon a written agreement among the Parties who are then parties to this Agreement stating the same.

Section 5.3            After Execution of Documentation.  After the execution of the Merger Agreement, this Agreement shall terminate without any further action on the part of any Party, upon the earlier of (a) the date the Transaction is consummated, and/or (b) the date that the Merger Agreement is validly terminated in accordance with its terms.

Section 5.4            Effect of Termination.  Upon termination of this Agreement pursuant to Section 5.1, Section 5.2 or Section 5.3 with respect to a Party, (x) Section 3.1, Article VI, Article VII, Article IX and Article X shall continue to bind such Party unless the Parties agree otherwise in writing, (y) the provisions of Section 4.1 shall remain in effect for the duration of the Exclusivity Period (other than Sections 4.1(b)(v), (vi) and (vii), each of which shall terminate) and (z) any expense reimbursement rights or obligations arising prior to such termination shall survive until satisfied.

ARTICLE VI
Announcements and Confidentiality

Section 6.1            Announcements.  No announcements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of the Principal Investors, except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after (i) the form and terms of such disclosure have been provided to the Principal Investors for its review and comment, and (ii) notice has been provided to the Principal Investors and the Principal Investors have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.

Section 6.2            Confidentiality.

(a)           Except as permitted under Section 6.3, each Party shall not, and shall direct its Affiliates and Representatives not to, without the prior written consent of the other Parties, disclose any Confidential Information received by it (the “Recipient”) from any other Party (the “Discloser”).  Each Party shall not and shall direct its Affiliates and Representatives not to, use any Confidential Information for any purpose other than for the purposes of giving effect to and performing its obligations under this Agreement or evaluating, negotiating and implementing the Transaction.

(b)           Subject to Section 6.2(c), the Recipient shall return or destroy (in the Recipient’s sole discretion), upon written request of the Discloser, any Confidential Information which falls within clause (a) of the definition of Confidential Information; provided that with respect to any electronic data that constitutes Confidential Information, the foregoing obligation shall not apply to any electronic data stored on the back-up tapes of the Recipient’s hardware.

(c)           Each Party acknowledges that, in relation to Confidential Information received from the other Parties, the obligations contained in this Section 6.2 shall continue to apply for a period of twelve (12) months following termination of this Agreement pursuant to Article VI, unless a shorter period is otherwise agreed in writing by the Discloser of such Confidential Information.

Section 6.3            Permitted Disclosures.  A Party may disclose Confidential Information (a) to those of its Affiliates and Representatives as such Party reasonably deems necessary to give effect to, perform its obligations under or enforce this Agreement or evaluate, negotiate and implement the Transaction, but only on a confidential basis; or (b) to its financing sources or investors that have been identified to the other Parties in writing prior to the date of this Agreement; or (c) if required by law or a court of competent jurisdiction, the United States Securities and Exchange Commission or any other regulatory body or stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.

ARTICLE VII
Notices

Section 7.1            Notices.  Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by facsimile, overnight courier or electronic mail, to the address, facsimile or electronic mail address provided under the other Party’s signature page hereto, or to any other address, facsimile number or electronic mail address as a Party may hereafter specify for the purpose by notice to the other Parties.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

ARTICLE VIII
Representations and Warranties

Section 8.1            Representations and Warranties. Each Party hereby represents and warrants, on behalf of such Party only, to the other Parties that (a) it has the requisite power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party and no additional proceedings are necessary to approve this Agreement; (c) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of such Party enforceable against it in accordance with the terms hereof; (d) its execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any material contract or agreement to which such Party is a party or by which such Party is bound, or any office such Party holds, (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party or any of its properties and assets, or (iii) result in the creation of, or impose any obligation on such Party to create, any lien, charge or other encumbrance of any nature whatsoever upon such Party’s properties or assets; and (e) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of such Party.

Section 8.2            Ownership.  As of the date of this Agreement, (i) such Party holds (A) the number and class of outstanding Target Shares set forth under the heading “Shares Held” next to its name on Schedule A hereto (specifying the number held as ordinary shares and in the form of ADSs) and (B) the other Securities set forth under the heading “Other Securities” next to its name on Schedule A hereto, (ii) such Party has the sole right to control the voting and disposition of such Target Shares (if any) and any other Securities (if any) held by it, and (iii) none of the such Party and its Affiliates owns, directly or indirectly, any Target Shares or other Securities, other than as set forth on Schedule A hereto.

ARTICLE IX
Miscellaneous

Section 9.1            Entire Agreement.  This Agreement constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.

Section 9.2            Further Assurances.  Each Party shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

Section 9.3            Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible.  In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 9.4            Amendments; Waivers.  Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the Parties.  No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought.  No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.5            Assignment; No Third Party Beneficiaries.  Other than as provided herein, the rights and obligations of each Party shall not be assigned without the prior consent of the other Parties; provided that each Party may assign its rights and obligations under this Agreement, in whole or in part, to an Affiliate of such Party.  Each Party agrees that it will remain bound and liable under this Agreement after such assignment to its Affiliates.  This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties.  Nothing in this Agreement shall be construed as giving any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 9.6            No Partnership or Agency.  The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venturer of the other Party.

Section 9.7            Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

Section 9.8            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 9.9            Dispute Resolution.

(a)           Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.9 (the “Rules”).  The place of arbitration shall be Hong Kong.  The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”).  The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal.  In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC.  The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties.  Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)           Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 9.9, any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules.  Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.10          Specific Performance.  Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for any actual or threatened breach of this Agreement.  Accordingly, each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

ARTICLE X
Definitions and Interpretations

Section 10.1          Definitions.  In this Agreement, unless the context requires otherwise:

“ADSs” means the Target’s American Depositary Shares, each representing two Target Ordinary Shares.

“Advisors” means any advisors or consultants of Parent and the Parties, in each case appointed in connection with the Transaction.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified person and “Affiliates” shall be construed accordingly.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks generally are open in the People’s Republic of China and Hong Kong, for the transaction of normal banking business.

“Consortium” means the consortium formed by the Parties hereto to undertake the Transaction.

“Competing Proposal” means a proposal, offer or invitation to the Target or a Sponsor or any of their respective Affiliates, that involves the direct or indirect acquisition of 5% or more of the Target Shares, a sale, transfer or lease of all or any significant amount of the assets of the Target or any of its Subsidiaries that are used or have been used by the Target  or any of its Subsidiaries in the conduct of their respective businesses, a merger, business combination, consolidation, restructuring or recapitalization involving the Target or any of its Subsidiaries, a change of control of the Target or any of its Subsidiaries or any other transaction that could adversely affect, prevent or materially reduce the likelihood of the consummation of the Transaction with the Parties.

“Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transaction, unless such information (i) is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality, (ii) is or becomes publicly available other than through a breach of this Agreement by such Party or its Representatives, or (iii) is independently developed by such Party or its Representatives without the use of Confidential Information, and (b) the existence or terms of, and any negotiations or discussions relating to, this Agreement and any definitive documentation, including the Merger Agreement.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Representative” of a Party means that Party’s employees, directors, officers, partners, members, nominees, agents, advisors (including, but not limited to legal counsel, accountants, consultants and financial advisors), potential sources of equity or debt financing, and any representatives of the foregoing.  The Representatives shall include the Advisors.

“Securities” means shares, warrants, options and any other securities which are convertible into or exercisable for shares or other equity of the Target including the Target Shares and the ADSs.

“Target Ordinary Shares” means the ordinary shares, par value US$0.01 per share, of the Target, each bearing one vote per share.

“Target High-Vote Ordinary Shares” means the high-vote ordinary shares, par value US$0.01 per share, of the Target, each bearing 15 votes per share.

“Target Shares” means the issued and outstanding Target Ordinary Shares and Target High-Vote Ordinary Shares including the Target Ordinary Shares represented by ADSs.

Section 10.2          Headings. Section and paragraph headings are inserted for ease of reference only and shall not affect construction.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

TCH SAPPHIRE LIMITED

By:	/s/ Ma Huateng
Name:	Ma Huateng
Title:	Director

Notice details:

Address:	c/o Tencent Holdings Limited
Level 29, Three Pacific Place,
No. 1 Queen’s Road East,
Wanchai, Hong Kong
Attention:	Compliance and Transactions Department
Email:	legalnotice@tencent.com

With a copy to (which alone shall not constitute notice):

Tencent Holdings Limited
Address:	Tencent Building, Keji Zhongyi Avenue
Hi-tech Park, Nanshan District,
Shenzhen 518057, PRC
Attention:	Mergers and Acquisitions Department
Email:	PD_Support@tencent.com

And a copy to (which alone shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
Address:	1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Steven J. Williams
Facsimile:	+1 (212) 757-3990

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

C-TRAVEL INTERNATIONAL LIMITED

By:	/s/ Xiaofan Wang
Name:	Xiaofan Wang
Title:	Director

Notice details:

Address:	99 Fu Quan Road, Shanghai 200335
People’s Republic of China
Attention:	Chief Financial Officer
Facsimile:	+ 86 21 5251 0000

With a copy to (which alone shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Address:	42/F Edinburgh Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attention:	Z. Julie Gao, Esq.
Facsimile:	+ 852 3740 4727

[Signature Page to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

OCEAN IMAGINATION L.P.
A Cayman Islands exempted limited partnership

By: Ocean Voyage L.P.
its General Partner
By: Fortune Smart Holdings Limited
its General Partner

By:	/s/ Nanyan Zheng
Name:	Nanyan Zheng
Title:	Director

Notice details:

Address: Room A609, Bund Office Building, No. 868 Longhua East Road, Huangpu District
Shanghai P.R.C.
Attention:	Nanyan Zheng
Facsimile:

With a copy to (which alone shall not constitute notice):

Fenwick & West LLP
Address: Unit 908, Kerry Parkside Office, No. 1155 Fang Dian Road, Pudong New Area, Shanghai, P.R.C.
Attention:	Karen Yan
Facsimile:	+ 86 (21) 8017 1299

[Signature Page to Consortium Agreement]

SCHEDULE A

Securities Held by a Party

Party	Shares Held	Other Securities
TCH Sapphire Limited	6,031,500 Target Ordinary Shares 5,038,500 Target High-Vote Ordinary Shares
C-Travel International Limited	11,131,942 Target Ordinary Shares 16,634,711 Target High Vote Ordinary Shares
Ocean Imagination L.P.	6,185,649 Target Ordinary Shares 10,213,708 Target High Vote Ordinary Shares

EXHIBIT A

FORM OF ADHERENCE AGREEMENT

This ADHERENCE AGREEMENT (this “Agreement”) is entered into on [•] BY:

[New Sponsor], a [•] organized and existing under the laws of [•] with its registered address at [•] (the “Sponsor”).

WHEREAS, on September 18, 2015, the parties listed on Schedule A (the “Existing Parties”) entered into a consortium agreement (the “Consortium Agreement”) and proposed to undertake an acquisition transaction (the “Transaction”) with respect to eLong, Inc. (the “Target”), a company incorporated under the laws of the Cayman Islands and listed on the Nasdaq Stock Market (“NASDAQ”), pursuant to which the Target would be delisted from NASDAQ and deregistered under the United States Securities Exchange Act of 1934, as amended;

WHEREAS, additional parties may be admitted to the Consortium as “Sponsors” pursuant to Section 1.2 of the Consortium Agreement; and

WHEREAS, the Sponsor now wishes to participate in the Transaction contemplated under the Consortium Agreement, to sign this Agreement, and to be bound by the terms of the Consortium Agreement as a Sponsor and a Party thereto.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
Defined Terms and Construction

Section 1.1            Capitalized terms used but not defined herein shall have the meaning set forth in the Consortium Agreement.

Section 1.2            This Agreement shall be incorporated into the Consortium Agreement as if expressly incorporated into the Consortium Agreement.

ARTICLE II
Undertakings

Section 2.1            Assumption of Obligations.  The Sponsor undertakes, to each other party to this Agreement that it will, with effect from the date hereof, perform and comply with each of the obligations of a Sponsor as if it had been a Party to the Consortium Agreement at the date of execution thereof and the Existing Parties agree that where there is a reference to a “Sponsor” or “Party” there it shall be deemed to include a reference to the Sponsor and with effect from the date hereof, all the rights of a Sponsor provided under the Consortium Agreement will be accorded to the Sponsor as if the Sponsor had been a Sponsor and a Party under the Consortium Agreement at the date of execution thereof.

ARTICLE III
Representations and Warranties

Section 3.1            The Sponsor represents and warrants to each of the other Parties as follows:

(a)           Status.  It is a company duly organized, established and validly existing under the laws of the jurisdiction stated in the preamble of this Agreement and has all requisite power and authority to own, lease and operate its assets and to conduct the business which it conducts.

(b)           Due Authorization.  It has full power and authority to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by the Sponsor has been duly authorized by all necessary action on behalf of the Sponsor.

(c)           Legal, Valid and Binding Obligation.  This Agreement has been duly executed and delivered by the Sponsor and constitutes the legal, valid and binding obligation of the Sponsor, enforceable against it in accordance with the terms hereof.

(d)           [Ownership.  As of the date of this Agreement, (i) Sponsor holds (A) the number and class of outstanding Target Shares set forth under the heading “Shares Held” next to its name on Schedule B hereto (specifying the number held as ordinary shares and in the form of ADSs) and (B) the other Securities set forth under the heading “Other Securities” next to its name on Schedule B hereto, (ii) Sponsor has the sole right to control the voting and disposition of such Target Shares (if any) and any other Securities (if any) held by it, and (iii) none of the Sponsor and its Affiliates owns, directly or indirectly, any Target Shares or other Securities, other than as set forth on Schedule B hereto] [if applicable]

(e)           Reliance.  Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in this Article III and have been induced by them to enter into this Agreement.

ARTICLE IV
Notice

Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by facsimile, overnight courier or electronic mail, to the address, facsimile number or electronic mail address provided under the other Party’s signature page to the Consortium Agreement, or to any other address, facsimile number or electronic mail address as a Party may hereafter specify for the purpose by notice to the other Parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

ARTICLE V
Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

ARTICLE VI
Dispute Resolution

Section 6.1            Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.1 (the “Rules”).  The place of arbitration shall be Hong Kong.  The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”).  The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal.  In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC.  The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties.  Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum

Section 6.2            Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.1, any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules.  Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.

ARTICLE VII
Specific Performance

Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the New Sponsor has caused this Agreement to be duly executed by its respective authorized officers as of the day and year first above written.

[New Sponsor’s Name]

By:
Name:
Title:

Notice details:

Address:
Attention:
Facsimile:

With a copy to (which alone shall not constitute notice):

[ ]
Address:
Attention:
Facsimile:

[Signature Page to Adherence Agreement]

SCHEDULE A

Existing Parties

1.                              TCH Sapphire Limited

2.                              C-Travel International Limited

3.                              Ocean Imagination L.P.

A-1

SCHEDULE B

[Securities Held by Sponsor]

B-1